EXHIBIT 99.1

AVAX TECHNOLOGIES, INC.                                                 CONTACT:
OTC MARKET:  AVXT.OB                                           RICHARD P. RAINEY
FOR IMMEDIATE RELEASE                                                  PRESIDENT
                                                                  (215) 241-9760

    AVAX Technologies Announces Definitive Agreement for Sale of Common Stock

            ~ EXPECTED GROSS PROCEEDS FROM OFFERING OF $10,000,000 ~

PHILADELPHIA, PA APRIL 16, 2007 - AVAX TECHNOLOGIES, INC. (OTCMARKET: AVXT.OB) announces that the Company has entered into definitive agreements for the sale to certain accredited and institutional investors of approximately 80,000,000 shares of its common stock for gross proceeds of $10,000,000. In connection with the purchase of the stock the Company has also agreed to issue to the investors warrants to purchase an additional 80,000,000 shares of common stock.

AVAX recently announced that the FDA granted final authorization for the initiation of its Phase III Pivotal Registration trial for M-Vax, its AC Vaccine technology for the treatment of melanoma. The Company had previously announced receipt of a Special Protocol Assessment agreement with the FDA for its Phase III protocol. Richard Rainey, President of AVAX stated "With the completion of this private placement we will be able to aggressively move forward our Phase III Registration trial for M-Vax(TM) as well as our programs in non-small cell lung cancer and ovarian cancer through our collaboration with Cancer Treatment Centers of America."

ABOUT AVAX TECHNOLOGIES, INC.

AVAX Technologies, Inc. is a biotechnology company with operations in the United States and Europe. The Company is engaged in the research, clinical and commercial development of biological products and cancer therapeutics. AVAX's AC Vaccine platform is a therapeutic cancer vaccine. In addition, the Company performs contract-manufacturing services for biological products for other pharmaceutical and biotechnology companies.

The AC Vaccines are prepared by attaching a small molecular weight chemical to the patient's tumor cells in a process known as haptenization. This hapten modification allows the tumor cells to stimulate a T cell-based immune response to a patients own tumor cells. A sensitive and specific indicator this immune response is delayed type hypersensitivity (DTH). A previously published article in the Journal of Clinical Oncology, February 2004 reported immunological and clinical outcomes for a group of 214 patients with clinically evident Stage III melanoma treated with the AC Vaccine following surgery. The study demonstrated five-year survival of 45% and showed a highly statistically significant relationship between survival and the development of DTH to patients' own tumor cells following M-Vax administration. Notably, based upon these results, DTH appears to be a viable "surrogate marker" for survival and an early indicator for clinical effectiveness of current and future product candidates. Previously clinical trials in ovarian and renal cell carcinoma, demonstrated strong DTH responses consistent with those reported for melanoma patients. M-Vax is also applicable to some patients with more advanced cancer as well. In a paper published in International Journal of Cancer, it was shown that M-Vax induced tumor shrinkage in 11/83 patients with surgically incurable stage IV melanoma.

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Except for statements that are historical, the statements in this release are
"forward-looking" statements that are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements involve significant risks and uncertainties, and in light of the significant uncertainties inherent in such statements, the inclusion of such information should not be regarded as a representation by AVAX that the objectives and plans of the Company will be achieved. In fact, actual results could differ materially from those contemplated by such forward-looking statements. Many important factors affect the Company's prospects, including (1) the receipt of the balance of the funds from the subscriptions in the private placement transaction and the need to obtain additional funding in the future to continue to finance the Company's development plans, (2) the results of clinical and laboratory testing of its vaccine technologies, (3) possible future FDA or AFSSAPS questions regarding the Company's products and manufacturing processes, (4) the Company's ability to maintain its rights under license agreements and to meet funding requirements under its license agreements, (5) the Company's ability to demonstrate the safety and efficacy of product candidates at each stage of development and to meet applicable regulatory standards and receive required regulatory approvals, as well as other risks detailed from time to time in AVAX's public disclosure filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended December 31, 2005. The Company anticipates filings its Annual Report on Form 10-KSB for the year ended December 31, 2006, on or before April 30, 2007. AVAX does not undertake any obligation to release publicly any revisions to these forward-looking statements or to reflect the occurrence of unanticipated events.
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